Exhibit 99.1

        Hampton Roads Bankshares Declares Dividend Increase of 20 Percent

    CHESAPEAKE, Va., Aug. 2 /PRNewswire-FirstCall/ -- On Tuesday, July 27, 2004, the Board of Directors of Hampton Roads Bankshares, Inc.
(OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, declared a semi-annual dividend in the amount of $0.18 per share on its common stock, payable on September 15, 2004, to shareholders of record as of August 13, 2004. This represents a 20% increase over the $0.15 semi-annual dividend paid in consideration of 2003's record earnings.
    Based upon the Company's closing stock price of $11.45 on July 23, 2004, an annualized dividend of $.36 would equate to a cash yield of 3.14% on shareholders' investments. Since the Company began paying dividends in 1992, shareholders have received fifteen consecutive payments totaling nearly $15 million. The increased dividend is an indication of the Company's financial strength as well as the Board's confidence in its business going forward.

    Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Bank of Hampton Roads has been in business since 1987 and operates 15 offices throughout the cities of Chesapeake, Virginia Beach, Norfolk and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at http://www.bankofhamptonroads.com.

    This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

    CONTACT:  Tiffany K. Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             08/02/2004
    /CONTACT:  Tiffany K. Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000/
    /Web site:  http://www.bankofhamptonroads.com /
    (HMPR)

CO:  Hampton Roads Bankshares, Inc.
ST:  Virginia
IN:  FIN OTC
SU:  DIV